CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #656 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated November 25, 2015 on the financial statements and financial highlights of Boston Common International Fund and Boston Common U.S. Equity Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2016